EXHIBIT 10.4

WERNER ENTERPRISES, INC.

NAMED EXECUTIVE OFFICER COMPENSATION

On November 28, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Werner Enterprises, Inc. (the “Company”) approved the following base salaries and performance-based compensation awards, in the form of annual cash bonuses, for the Company’s principal executive officer, principal financial officer and other named executive officers. The base salaries were effective as of December 30, 2011. The 2011 annual cash bonuses were awarded under the Company’s discretionary annual cash bonus program and were paid on December 5, 2011. Such performance-based compensation awards are determined at the sole discretion of the Committee.

Name	Base Salary	Cash Bonus
Gary L. Werner Chairman	$505,000	$300,000

Gregory L. Werner Vice Chairman and Chief Executive Officer	$720,000	$350,000

Derek J. Leathers President and Chief Operating Officer	$519,000	$320,000

John J. Steele Executive Vice President, Treasurer and Chief Financial Officer	$235,000	$130,000

James A. Mullen Executive Vice President and General Counsel	$357,800	$125,000

In addition to the cash compensation described above, certain of the Company’s named executive officers may also receive the following other compensation and perquisites: matching contributions to the Company’s 401(k) retirement savings plan and employee stock purchase plan, personal use of a Company-provided vehicle, country club membership and income tax preparation services. The named executive officers are also eligible to participate in voluntary health and welfare benefit programs sponsored by the Company.